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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934


                            CHENIERE ENERGY, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

              Common Stock and Warrants to Purchase Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                         Common Stock:  16411R109
                     ----------------------------------
                              (CUSIP Number)

                            November 16, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 16411R109                                               Page 2 of 11
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-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     MM&B HOLDINGS, L.L.C.; FEIN: 95-4662641
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     75,000 Shares of Common Stock; Warrants to
 Owned by                         purchase up to 1,120,833 Shares of
 Each Reporting                   Common Stock
 Person With:                --------------------------------------------------
                              (6) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  75,000 Shares of Common Stock; Warrants to
                                  purchase up to 1,120,833 Shares of
                                  Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power: 0

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     75,000 Shares of Common Stock; Warrants to purchase up to 1,120,833
     Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     00
-------------------------------------------------------------------------------

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CUSIP No. 16411R109                                               Page 3 of 11
          ----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Ezralow Family Trust
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     40,000 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  40,000 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     40,000 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     00
-------------------------------------------------------------------------------

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CUSIP No. 16411R109                                               Page 4 of 11
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Bryan Ezralow 1994 Trust
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     13,917 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  13,917 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     13,917 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     00
-------------------------------------------------------------------------------
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CUSIP No. 16411R109                                               Page 5 of 11
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Marc Ezralow 1997 Trust
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     13,917 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  13,917 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     13,917 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     00
-------------------------------------------------------------------------------
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CUSIP No. 16411R109                                               Page 6 of 11
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-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Colony Partners; FEIN: 95-4369251
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     10,666 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  10,666 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     10,666 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------
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CUSIP No. 16411R109                                               Page 7 of 11
          ---------



ITEM 1.

    (a)   Name of Issuer
          Cheniere Energy, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          Two Allen Center, 1200 Smith Street, Suite 1740, Houston, Texas 77002-4312
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
          The reporting persons under this Schedule 13G are as follows:

                      MM&B Holdings, L.L.C.
                      Ezralow Family Trust
                      Bryan Ezralow 1994 Trust
                      Marc Ezralow 1997 Trust
                      Colony Partners

             MM&B Holdings, L.L.C. is a member-managed limited liability company the only members of which are the Ezralow Family Trust, the Bryan Ezralow 1994 Trust and the Marc Ezralow 1997 Trust. Colony Partners is a general partnership the only partners of which are the Ezralow Family Trust, the Bryan Ezralow 1994 Trust and the Marc Ezralow 1997 Trust.
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

          The principal place of business for each of the reporting persons is:

                      23622 Calabasas Road, Suite 100
                      Calabasas, California 91302-1549
          ---------------------------------------------------------------------
    (c)   Citizenship

          The place of organization of each of the reporting persons is as follows:

                                                      Place of
          Reporting Person                          Organization
          ----------------                          ------------
          MM&B Holdings, L.L.C.                      Delaware
          Ezralow Family Trust                       California
          Bryan Ezralow 1994 Trust                   California
          Marc Ezralow 1997 Trust                    California
          Colony Partners                            California
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

          Common Stock and, as to MM&B Holdings, L.L.C. only, Warrants to purchase Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number

          Common Stock:  16411R109
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with Section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with
            Section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with
            Section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

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CUSIP No. 16411R109                                               Page 8 of 11
          ---------

ITEM 4.  OWNERSHIP

    The following sets forth information regarding the Common Stock and Warrants to purchase the Common Stock of Cheniere Energy, Inc. held by the reporting persons:

    (a) Amount beneficially owned:
        The amount of securities beneficially owned by each of the reporting persons is as follows:

        (i)  Common Stock
             ------------
             Reporting Person               No. of Shares
             ----------------               -------------
             MM&B Holdings, L.L.C.             75,000
             Ezralow Family Trust              40,000
             Bryan Ezralow 1994 Trust          13,917
             Marc Ezralow 1997 Trust           13,917
             Colony Partners                   10,666

        (ii) Warrants
             --------

             MM&B Holdings, LLC holds warrants to purchase up to 1,120,833 shares of the Common Stock of Cheniere Energy, Inc.

    ---------------------------------------------------------------------------

    (b) Percent of class:

        The percent of the outstanding Common Stock beneficially owned by each of the reporting persons is as follows (based on 18,973,749 shares of Common Stock outstanding as of December 31, 1998):

             Reporting Person              Outstanding Common Stock
             ----------------              ------------------------
             MM&B Holdings, L.L.C.                   6.0%
             Ezralow Family Trust                    0.2%
             Bryan Ezralow 1994 Trust                0.1%
             Marc Ezralow 1997 Trust                 0.1%
             Colony Partners                         0.1%

    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

        MM&B Holdings, L.L.C. has the sole power to vote (or to direct the vote) and the sole power to dispose of (or to direct the disposition of) the Warrants to purchase Common Stock and the 1,120,833 shares of Common Stock issuable upon exercise thereof.

        As to the shares of the Common Stock, each of the reporting persons has:

          (i) Sole power to vote or to direct the vote

              Reporting Person                  No. of Shares
              ----------------                  -------------
              MM&B Holdings, L.L.C.                75,000
              Ezralow Family Trust                 40,000
              Bryan Ezralow 1994 Trust             13,917
              Marc Ezralow 1997 Trust              13,917
              Colony Partners                      10,666

              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote

              None of the reporting persons shares the power to vote or to direct the vote of any of the Common Stock beneficially owned by it.
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of

              Reporting Person                  No. of Shares
              ----------------                  -------------
              MM&B Holdings, L.L.C.                75,000
              Ezralow Family Trust                 40,000
              Bryan Ezralow 1994 Trust             13,917
              Marc Ezralow 1997 Trust              13,917
              Colony Partners                      10,666

              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of

              None of the reporting persons shares the power to dispose or to direct the disposition of any shares of the Common Stock beneficially owned by it.

              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

         Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

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CUSIP No. 16411R109                                               Page 9 of 11
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ITEM 10. CERTIFICATION

         By signing below, each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS
               Attached hereto are the following exhibits:

               Exhibit 1 - Agreement regarding the joint filing of this
Schedule 13G

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CUSIP No. 16411R109                                               Page 10 of 11
          ---------
                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       December 31, 1998
                                       ----------------------------------------
                                                         Date

                                       MM&B Holdings, L.L.C.


                                       By: /s/ Bryan Ezralow
                                          -------------------------------------
                                                      Signature

                                       Bryan Ezralow, Trustee of
                                       the Bryan Ezralow 1994
                                       Trust, Managing Member
                                       ----------------------------------------
                                                      Name/Title

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       December 31, 1998
                                       ----------------------------------------
                                                         Date

                                       EZRALOW FAMILY TRUST


                                       By: /s/ Bryan Ezralow
                                          -------------------------------------

                                       Bryan Ezralow, Trustee
                                       ----------------------------------------
                                                      Name/Title

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       December 31, 1998
                                       ----------------------------------------
                                                         Date

                                       BRYAN EZRALOW 1994 TRUST


                                       By: /s/ Bryan Ezalow
                                          -------------------------------------

                                       Bryan Ezralow, Trustee
                                       ----------------------------------------
                                                      Name/Title

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       December 31, 1998
                                       ----------------------------------------
                                                         Date

                                       MARC EZRALOW 1997 TRUST


                                       By: /s/ Marc Ezralow
                                          -------------------------------------

                                       Marc Ezralow, Trustee
                                       ----------------------------------------
                                                      Name/Title

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       December 31, 1998
                                       ----------------------------------------
                                                         Date

                                       COLONY PARTNERS


                                       By: /s/ Bryan Ezralow
                                          -------------------------------------

                                       Bryan Ezralow, Trustee of
                                       Bryan Ezralow 1994 Trust,
                                       Managing General Partner
                                       ----------------------------------------
                                                      Name/Title

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CUSIP No. 16411R109                                               Page 11 of 11
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                                   EXHIBITS


Exhibit 1 - Agreement regarding the joint filing of this Schedule 13G